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                              AMENDED AND RESTATED
                    SHAREHOLDER SERVICING PLAN AND AGREEMENT


         AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN AND AGREEMENT made as of the 5th day of November, 1996 by and between Merrill Lynch U.S. Treasury Money Fund, a Massachusetts business trust (the "Fund"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("MLPF&S").

         WHEREAS, the Fund is a no-load, diversified, open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which operates as a money market fund;

         WHEREAS, MLPF&S acts as a dealer selling shares of the Fund to its customers and substantially all of the shareholders of the Fund are MLPF&S customers who maintain their Fund accounts through MLPF&S (such accounts being referred to herein as the "MLPF&S Fund Accounts");

         WHEREAS, MLPF&S provides a variety of administrative and operational services to MLPF&S Fund Accounts including processing shareholder orders and administering MLPF&S Fund Accounts (such services being referred to as "MLPF&S Administrative Services") which are being provided pursuant to the management arrangements between the Fund and Merrill Lynch Asset Management, L.P. ("MLAM");

         WHEREAS, MLPF&S account executives and other personnel spend substantial amounts of time providing shareholder services to existing and prospective MLPF&S Fund Accounts, including furnishing information as to the status of such MLPF&S Fund Accounts and handling purchase and redemption orders for Fund shares, for which they receive no compensation (such services being referred to herein as "MLPF&S Shareholder Services and Activities");
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         WHEREAS, pursuant to a Shareholder Servicing Plan and Agreement made as of February 5, 1991 with MLPF&S (the "Plan") and continued annually thereafter, pursuant to the provisions of Rule 12b-1 under the Investment Company Act, the Trustees of the Fund have determined that the Trust should make direct payments to MLPF&S for distribution to its financial consultants and other directly involved MLPF&S personnel as compensation for the MLPF&S Shareholder Services and Activities and that such payments should be in addition to the management compensation being paid to MLAM;

         WHEREAS, the Trustees of the Fund have determined that the Fund should make direct payments to MLPF&S for distribution to its account executives and other directly involved Merrill Lynch personnel as compensation for the MLPF&S Shareholder Services and Activities and that such payments should be in addition to the management compensation being paid to MLAM;

         WHEREAS, the Trustees of the Fund have determined that in addition to providing the services and activities provided in the Plan, MLPF&S in its discretion may promote the sale, marketing and distribution of the shares of the Fund by engaging in advertising activities in newspapers, magazines, radio, television and other media and through direct mail solicitations and that a portion of the aforesaid direct payments made to MLPF&S may be utilized to reimburse MLPF&S for the costs (or a portion thereof) of preparing, running and otherwise engaging in such advertising activities (the "Advertising Expenditures");

         WHEREAS, the Fund desires to adopt this Amended and Restated Shareholder Servicing Plan and Agreement (referred to herein as the "Amended Plan", which term shall be deemed to include the Plan when the context requires) in the manner and on the terms and conditions hereinafter set forth, which Amended Plan must be adopted pursuant to Rule 12b-1 under the





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Investment Company Act because the services for which compensation is to be provided under the Amended Plan may include services associated with the distribution of Fund shares;

         WHEREAS, MLPF&S desires to enter into the Amended Plan on said terms and conditions; and

         WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of the Amended Plan will benefit the Fund and its shareholders:

         NOW, THEREFORE, the Fund hereby adopts the Amended Plan in accordance with Rule 12b-1 under the Investment Company Act and the parties hereto enter into this agreement on the following terms and conditions:

         1. The Fund is hereby authorized to utilize its assets to make payments to MLPF&S pursuant to the Amended Plan to (i) compensate MLPF&S account executives and other directly involved MLPF&S personnel for providing the MLPF&S Shareholder Services and Activities with respect to MLPF&S Fund Accounts and (ii) subject to the limitations specified in Paragraph 2, reimburse MLPF&S for part or all of any Advertising Expenditures incurred by MLPF&S with respect to shares of the Fund.

         2. The Fund shall pay MLPF&S a fee at the end of each month at the annual rate of 0.125% of the average daily net asset value of the MLPF&S Fund Accounts. Out of such fee, MLPF&S, in its sole discretion, may expend an amount not exceeding 0.01% of the average daily net asset value of the MLPF&S Fund Accounts as reimbursement for Advertising Expenditures; MLPF&S is obligated to expend the remaining amount of the fee for compensation, including incentives and bonuses, to MLPF&S account executives and other directly involved MLPF&S personnel (such expenditures of the fee, including Advertising





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Expenditures, being referred to as the "Plan Expenditures"). The fee is for direct personal services and is not to be considered compensation for the MLPF&S Administrative Services.

         3. MLPF&S shall provide the Fund for review by the Trustees, and the Trustees shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the fee for Plan Expenditures during such period. The report shall include an itemization of the Plan Expenditures made by MLPF&S and the purpose of such Plan Expenditures.

         4. In the event that the aggregate payments received by MLPF&S under the Amended Plan in any year shall exceed the Plan Expenditures in such fiscal year, MLPF&S shall be required to reimburse the Fund the amount of such excess.

         5. MLPF&S will use its best efforts in rendering and causing its employees to render services to the Fund, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, MLPF&S shall not be liable to the Fund or any of its shareholders for any error of judgment or mistake of law or for any act of omission or for any losses sustained by the Fund or its shareholders.

         6. Nothing contained in the Amended Plan shall prevent MLPF&S or any affiliated person of MLPF&S from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

         7. The Amended Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Amended Plan or any agreements related to





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it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Amended Plan.

         8. The Amended Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Amended Plan in Paragraph 7.

         9. The Amended Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

         10. The Amended Plan may not be amended to increase materially the fee provided for in Paragraph 2 unless and until such amendment is approved in the manner provided for in Paragraph 7 and approved by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding voting securities of the Fund, and no other material amendment to the Amended Plan shall be made unless approved in the manner provided for in Paragraph 7.

         11. While the Amended Plan is in effect, the selection and nomination of the Trustees who are not interested persons, as defined in the Investment Company Act, of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

         12. The Fund shall preserve copies of the Plan and the Amended Plan and any related agreements and all reports made pursuant to Paragraph 3, for a period of not less than six years from the date of the Amended Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

         13. The Declaration of Trust establishing Merrill Lynch U.S. Treasury Money Fund, dated October 30, 1990, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts,





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provides that the name "Merrill Lynch U.S. Treasury Money Fund" refers to the
Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch U.S. Treasury Money Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of said Merrill Lynch U.S. Treasury Money Fund, but the Trust Property (as defined in the Declaration) only shall be liable.

         WHEREAS, the parties hereto have executed and delivered this Amended and Restated Shareholder Servicing Plan and Agreement as of the date first above written.

                                  MERRILL LYNCH U.S. TREASURY MONEY FUND


                                  By:
                                       ---------------------------------


                                  MERRILL LYNCH, PIERCE, FENNER & SMITH
                                              INCORPORATED


                                  By:
                                       ---------------------------------





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